Exhibit 3.1(ii)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A TEXAS CORPORATION UNDER THE NAME OF “LANTERN PHARMA INC.” TO A DELAWARE CORPORATION, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JANUARY, A.D. 2020, AT 10:38 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

7801204 8100F	Authentication: 202196073
SR# 20200291615	Date: 01-15-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:38 AM 01/15/2020 FILED 10:38 AM 01/15/2020 SR 20200291615 - File Number 7801204

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Non-Delaware Corporation first formed is Texas.

2.)	The jurisdiction immediately prior to filing this Certificate is Texas.

3.)	The date the Non-Delaware Corporation first formed is November 7, 2013.

4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Lantern Pharma Inc.

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is Lantern Pharma Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the   14th   day of   January  , A.D.   2020  .

By:	/s/ Panna Sharma
Name:	Panna Sharma
Title:	President & Chief Executive Officer